UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2016

RELIV’ INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-19932	37-1172197
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136 Chesterfield Industrial Blvd., Chesterfield, MO		63005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (636) 537-9715

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 29, 2016, the Registrant received written notice from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Registrant that its application to transfer the listing of the Registrant’s common stock from The NASDAQ Global Market to the NASDAQ Capital Market was approved. Accordingly, the Registrant’s common stock began trading on The NASDAQ Capital Market at the opening of the market on Monday, May 2, 2016.

The Registrant’s common stock will continue to trade under the symbol “RELV” and trading of the stock will be unaffected by this change. The NASDAQ Capital Market is one of the three market tier designations for Nasdaq-listed stocks. All companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to similar corporate governance standards as companies listed on The NASDAQ Global Market.

As previously disclosed on November 4, 2015, the Registrant is currently not in compliance with NASDAQ's minimum bid price rule, which requires the bid price of the Registrant's common stock to be at least $1.00 per share. The Registrant has applied for the additional 180-day period in available to comply with the minimum bid price rule and provided a plan in which the Registrant plans to achieve compliance with the minimum bid rule. The Registrant has until October 24, 2016 to regain compliance with the minimum bid price rule. To do so, the bid price of the Registrant's common stock must close at or above $1.00 per share for a minimum of 10 consecutive trading days prior to that date.

In the Registrant’s definitive Proxy Statement filed on April 11, 2016, the Registrant issued a proposal for stockholder approval to authorize the Registrant’s Board of Directors to execute a reverse stock split between 1:3 and 1:7. The effect of the reverse stock split will be to increase the minimum bid price of our stock above $1.00 and satisfy the bid price requirement. Since the stockholder meeting will occur on May 26, 2016, long before expiration of the additional 180 day compliance period, the Registrant fully expects to satisfy the bid price requirement for listing more than 10 days prior to expiration of the additional 180 day compliance period. In the meantime, the Registrant intends to meet the remaining listing requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Reliv International, Inc.
Registrant

Date: May 3, 2016	By:	/s/ Robert L. Montgomery
Robert L. Montgomery
Chief Executive Officer